Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: March 4, 2016	FOR MORE INFORMATION, CONTACT: Gary R. Mills
(276) 326-9000

First Community Bank Announces the Expansion of its Southwestern Virginia Branch Network

Bluefield, Virginia – First Community Bank will expand its branch network in Southwestern Virginia through a trade of branches with First Bank of Southern Pines, North Carolina. First Community Bank will acquire First Bank’s seven branches in Abingdon, Wytheville, Fort Chiswell, Blacksburg, Christiansburg, Radford, and Salem, Virginia. First Bank will simultaneously acquire First Community Bank’s six branches in Winston-Salem, Mooresville, and Huntersville, North Carolina. It is anticipated that the purchase of the branches will close in the third quarter of this year following approval by regulators and satisfaction of customary closing conditions.

Through this transaction, First Community Bank is acquiring approximately $150 million in deposits and First Bank is acquiring approximately $130 million in deposits. The companies expect to also exchange up to $175 million in loans associated with the branch networks. As structured, the transaction will have minimal impact on First Community Bank’s balance sheet, but will meaningfully increase its market share standing within these markets allowing for increased efficiency and enhanced customer service.

“Through this transaction, both banks achieve further concentration of our banking operations in our respective core operating markets. First Bank and First Community share many strategic and operating goals and philosophies. This branch trade truly presents a ‘win-win’ for both institutions and their respective customers and employees. We have developed the utmost respect for the management and employees of First Bank and look forward to working with them to conclude this transaction,” remarked William P. Stafford, II, Chairman and Chief Executive Officer of First Community Bancshares, Inc.

“We enthusiastically welcome these branches and customers to First Community Bank,” said Gary Mills, Chief Executive Officer of First Community Bank. “This transaction is strategically important to us and complements our prior investment in Southwestern Virginia and Western North Carolina. The acquisition strengthens our overall Company and allows us to further support and enhance the metro market team we have built in Richmond, and positions us to focus additional efforts on the entire franchise,” Mr. Mills continued.

First Community Bank is a wholly-owned subsidiary of First Community Bancshares, Inc., (NASDAQ:FCBC) (www.fcbinc.com) which is headquartered in Bluefield, Virginia.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly-owned subsidiary First Community Bank. First Community Bank operated 50 banking locations throughout Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2015. First Community Bank offers wealth management and investment services through its wholly-owned subsidiary First Community Wealth Management, a registered investment advisory firm, and the Bank’s Trust Division, which collectively managed $742 million in combined assets as of December 31, 2015. The Company provides insurance services through its wholly-owned subsidiary Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operated 9 insurance locations throughout Virginia, West Virginia, and North Carolina as of December 31, 2015. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. The Company reported consolidated assets of $2.46 billion as of December 31, 2015. Additional investor information is available on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in First Community Bancshares, Inc.’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.